EXHIBIT (1)(b)

                                    FORM OF

                    THE WRIGHT MANAGED BLUE CHIP SERIES TRUST

                              Amended and Restated
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value
                      (effective _____________,1998)

     WHEREAS, pursuant to an Amended and Restated Establishment and Designation of Series dated ___________ 1998, the Trustees of The Wright Managed Blue Chip Series Trust, a Massachusetts business trust (the "Trust"), redesignated the shares of beneficial interest of the Trust into two separate series (or Portfolios); and

     WHEREAS, the Trustees now desire to add, effective May____ , 1998, one additional series, i.e.Catholic Values Equity Investment Portfolio , pursuant to
Section 5.5. (viii) of Article V of the Declaration of Trust.

     NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust acting pursuant to Section 5.5. (viii) of Article V of the Declaration of Trust, hereby redivide the shares of beneficial interest of the Trust into the following separate series (or Portfolios) of the Trust, each Portfolio to have the following special and relative rights:

     1. The Portfolios shall be designated as follows effective _______,1998:

               Wright Selected Blue Chip Portfolio
               Wright International Blue Chip Portfolio
               Catholic Values Equity Investment Portfolio

     2. Each Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Portfolio ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a Portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio.

     3. Shareholders of each Portfolio shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended.

     4. The assets and liabilities of the Trust shall be allocated among the above referenced Portfolios as set forth in Section 5.5. of Article V of the Declaration of Trust, except as provided below.

     (a) Costs incurred by the Trust in connection with its initial organization and start-up, including Federal and state registration and qualification fees and expenses of the initial offering of such Portfolio shares, shall (if applicable) be borne by such Portfolio.

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     (b) The  liabilities,  expenses,  costs,  charges or  reserves of the Trust
(other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on an equitable basis as determined by the Trustees.

     (c) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the Portfolios.

     5. A majority of the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio, and to terminate any Portfolio or add additional Portfolios as provided in the Declaration of Trust.


______________________________               ______________________________
Peter M. Donovan                             Leland Miles


______________________________               ______________________________
H. Day Brigham, Jr.                          A. M. Moody, III


______________________________               ______________________________
Judith R. Corchard                           Lloyd F. Pierce


______________________________               ______________________________
Winthrop S. Emmet                            Richard E. Taber


                                             ______________________________
                                             Raymond Van Houtte




__________________, 1998